As Filed with the Securities and Exchange Commission on April 18, 2006
                                                  Registration No. 333-______
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              -----------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               Convera Corporation
             (Exact name of registrant as specified in its charter)

 Delaware                                          54-1987541
(State or other jurisdiction              (I.R.S. Employer Identification No.)
 of incorporation or organization)


                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700
                         (Address, including zip code,
                              and telephone number,
        including area code, of registrant's principal executive offices)
                -------------------------------------------------

                                Patrick C. Condo
                      President and Chief Executive Officer
                               Convera Corporation
                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                -------------------------------------------------

                                    Copy to:
                             Stephen M. Davis, Esq.
                                Heller Ehrman LLP
                       Times Square Tower, 7 Times Square
                            New York, New York 10036
                                 (212) 847-8798

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 underthe Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.|_|

===================================================================================================================================
                                                 CALCULATION OF REGISTRATION FEE
===================================================================================================================================
     Title of Each Class of         Amount to be     Proposed Maximum        Proposed Maximum                 Amount of
   Securities to be Registered       Registered     Offering Price Per          Aggregate                 Registration Fee
                                                        Share (1)           Offering Price (1)
---------------------------------- --------------- --------------------- ------------------------- --------------------------------
---------------------------------- --------------- --------------------- ------------------------- --------------------------------

          Common Stock               5,103,333            $8.96                $45,725,864                     $4,893
---------------------------------- --------------- --------------------- ------------------------- --------------------------------
      (1)Estimated solely for the purpose of computing the registration fee required pursuant to Section 6(b) of the Securities Act and computed pursuant to
Rule 457(c) of the Securities Act, based on the average of the high and low prices of the Common Stock on April 11, 2006 as reported on the Nasdaq National
Market.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.




===============================================================================

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.







                   SUBJECT TO COMPLETION DATED APRIL 18, 2006

PRELIMINARY PROSPECTUS



                        5,103,333 Shares of Common Stock
                                 par value $0.01

                               Convera Corporation

                              ---------------------

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the "shelf" registration process. The selling stockholders listed on pages 11 and 12 may offer and resell up to an aggregate of 5,103,333 shares of our common stock under this prospectus from time to time.

We will not receive any of the proceeds from the offer and sale of the shares. We will bear the costs relating to the registration of these shares.

Our common stock currently trades on the NASDAQ National Market under the symbol "CNVR".

See "Risk Factors" beginning on page 3 to read about risks that you should consider before buying shares of our common stock.

The Securities and Exchange Commission may take the view that, under certain circumstances, the selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. Commissions, discounts, or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is April 18, 2006

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION..........................................1

SUMMARY......................................................................2

RISK FACTORS.................................................................3

USE OF PROCEEDS.............................................................10

SELLING STOCKHOLDERS........................................................10

PLAN OF DISTRIBUTION........................................................13

LEGAL MATTERS...............................................................15

EXPERTS.....................................................................15


You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, nor an offer or solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus at a later date.

                       WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference room at 100 F Street,
N. E., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. Our Securities and Exchange Commission filings are also available at the Securities and Exchange Commission's Web site at "http://www.sec.gov." In addition, you can read and copy our Securities and Exchange Commission filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

          1. Our Annual Report on Form 10-K for the year ended January 31, 2006, as filed on March 31, 2006;

          2. Our Current Report on Form 8-K dated February 13, 2006, as filed on February 14, 2006;

          3. Our Current Report on Form 8-K dated February 16, 2006, as filed on February 23, 2006;

          4. Our Current Report on Form 8-K dated February 22, 2006, as filed on February 28, 2006;

          5. Our Current Report on Form 8-K dated February 28, 2006, as filed on March 1, 2006; and

          6. The description of our common stock set forth in our Registration Statement on Form 8-A, filed on November 21, 2000.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                               Convera Corporation
                       Attention: Chief Financial Officer
                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700

                                     SUMMARY

This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus.

The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

We design, develop, market, implement and support search and categorization software solutions that enable a broad range of mission critical applications within government agencies and commercial enterprises. These applications include knowledge management, enterprise portals, intelligence gathering and analysis, safety and national security, law enforcement, research and discovery, regulatory compliance and customer service. We believe our enterprise solution, RetrievalWare, offers customers the ability to manage vast stores of unstructured information by providing highly scalable, fast, accurate and secure search capabilities across more than 200 forms of text, video, image and audio information, in more than 45 languages. We also offer professional services for our software solutions to ensure our products integrate seamlessly into customer environments and training, consulting and maintenance services to facilitate optimal use of our technologies.

We maintain a portfolio of patented and proprietary technologies. Our core technologies include: advanced computational linguistics and semantic networking that leverage lexical knowledge using built-in knowledge bases to search not only for specific word meanings, but also for related terms and concepts; Adaptive Pattern Recognition Processing that identifies patterns in digital data, providing the capability to build content-based analysis and retrieval applications for any type of digital information; and intelligent real-time video analysis that detects scene changes as they occur. Our most recent software release, RetrievalWare 8, includes technical advancements such as categorization, dynamic classification, profiling and distributed indexing capabilities. In addition, we have embarked on an advanced Web indexing development effort focused on applying portions of the Company's existing core technology to also locate contextually relevant information on the World Wide Web. On November 1, 2005 we announced that the Excalibur Web offering was commercially available as the technology had advanced to then contain more than 4 billion documents in the index and a redundant hosting environment was established with AT&T.

We are a Delaware corporation, and we were established through the combination of the former Excalibur Technologies Corporation and Intel Corporation's Interactive Media Services division on December 21, 2000. Our principal corporate offices are located at 1921 Gallows Road, Suite 200, Vienna, Virgina 22182. Our telephone number at that address is: (703) 761-3700. Our website address is www.convera.com. Information contained on our website is not a part of this prospectus.

                           FORWARD LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward looking statements. These statements relate to future events or our future financial performance. We have identified forward looking statements in this prospectus using words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of such terms or other comparable terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. These risks, uncertainties, assumptions and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from future results, levels of actual activity, performance or achievements expressed or implied by such forward looking statements.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward looking statements after the date of this prospectus to conform such statements to actual results, unless required by law.


                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

     WE HAVE HAD A HISTORY OF OPERATING LOSSES AND WILL LIKELY INCUR FUTURE LOSSES; IF OUR LOSSES CONTINUE AND WE ARE UNABLE TO ACHIEVE PROFITABILITY, OUR STOCK PRICE WILL LIKELY SUFFER.

We have operated at a loss for each of the past three fiscal years. For the fiscal years ended January 31, 2006, 2005, and 2004, our net losses were approximately $14.3 million, $19.8 million, and $18.1 million, respectively. These losses include expenditures associated with selling software products, further developing software products during these years and developing our Excalibur Web offering. We expect that our losses will continue for the foreseeable future and will increase materially as we continue to invest in Excalibur and these other programs and as we incur expected amortization expense with respect to software development costs for Excalibur and stock based compensation expense attributable to our compliance with the requirements of SFAS No. 123(R). Accordingly, we cannot assure you that we will be able to achieve or maintain profitability in the future. Our failure to achieve and sustain our profitability will negatively impact the market price of our common stock.

     OUR ABILITY TO ACHIEVE PROFITABILITY IS HIGHLY DEPENDENT ON OUR EXCALIBUR WEB OFFERING AND IF EXCALIBUR FAILS TO ACHIEVE MARKET ACCEPTANCE WE WILL BE UNABLE TO GROW OUR BUSINESS AND ACHIEVE PROFITABILITY.


We have expended significant financial resources, as well as management attention, on the Excalibur Web offering and expect that our expenditures on Excalibur will continue to be significant. We believe that our future profitability will depend on our ability to successfully market, and achieve market acceptance for, Excalibur. The degree of market acceptance of Excalibur will depend upon a number of factors, including:

          o    the advantages of Excalibur over competing products;

          o    our ability to innovate and develop new features for Excalibur;

          o    customer needs for search products;

          o    the price and cost-effectiveness of Excalibur; and

          o    the strength of sales, marketing and distribution support.

We are aware of a significant number of competing well-established search products offered by companies with significantly greater financial and marketing resources than us. Even if Excalibur achieves market acceptance, we may not be able to maintain that market acceptance over time if competing products are introduced that are viewed as more effective or are more favorably received than Excalibur. If Excalibur does not achieve and maintain market acceptance, we will not be able to generate sufficient revenue to attain profitability.

     WHILE WE BELIEVE WE WILL HAVE SUFFICIENT FUNDS FOR OUR OPERATIONS FOR AT LEAST THE NEXT TWELVE MONTHS, IT IS POSSIBLE THAT WE WILL NEED ADDITIONAL CAPITAL DURING OR AFTER THAT TIME. WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE, AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, OR AT ALL, AND IF WE DO NOT RECEIVE ANY NECESSARY ADDITIONAL CAPITAL, IT COULD HARM OUR FINANCIAL CONDITION AND FUTURE PROSPECTS.

As of March 15, 2006, our balances of cash, cash equivalents and short-term investments were approximately $65.4 million. We believe our current balance of cash, cash equivalents and short-term investments, combined with any funds generated from our operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months based upon our estimates of funds required to operate our business during such period. However, during or after that time, we may need to raise additional funds for the following purposes:

          o to fund our operations, including sales, marketing and research and development programs including the Excalibur Web offering;

          o    to fund any growth we may experience;

          o to enhance and/or expand the range of products and services we offer;

          o    to increase our promotional and marketing activities; or

          o to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition and international expansion activities.

We cannot reassure our investors that if we need additional capital that it will be available, and if so, on terms beneficial to us. Historically, we have obtained external financing primarily from sales of our common stock. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution. If we are unable to obtain additional capital, we may then attempt to preserve our available resources by various methods including deferring the creation or satisfaction of commitments, reducing expenditures on our research and development programs or otherwise scaling back our operations. If we were unable to raise such additional capital or defer certain costs as described above, that inability would have an adverse effect on our financial position, results of operations and prospects.

     WE EXPERIENCE QUARTERLY FLUCTUATIONS IN OUR OPERATING RESULTS, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.

Our quarterly operating results have varied substantially in the past. For example, our total revenues for the four quarters of fiscal year 2006 were $5.1 million, $7.8 million, $4.5 million and $3.6 million respectively, and the price per share of our common stock during those quarters ranged from $3.92 to $20.20. Our quarterly operating results are likely to continue to vary substantially from quarter to quarter in the future, due to a variety of factors including the following:

          o the ability of our Excalibur Web offering to achieve market acceptance;

          o the downturn in capital spending by customers as a result of general economic conditions;

          o the level of customer demand for our products and services, including Excalibur;

          o    the delay or deferral of customer implementations;

          o    the budget cycles of our customers;

          o    seasonality of individual customer buying patterns;

          o    an increase in competition in the software and search industries;

          o    the size and timing of individual transactions;

          o    the   timing  of  new   software   introductions   and   software
               enhancements by us and our competitors;

          o    changes in operating expenses and personnel;

          o changes in accounting principles, such as a requirement that stock options be included in compensation, which would increase our expense and have a negative effect on earnings;

          o    the overall trend towards industry consolidation; and

          o changes in general economic and geo-political conditions and specific economic conditions in the computer and software industries.

In particular, our period-to-period operating results have historically been dependent upon the timing of the closing of significant license agreements. Since purchasing our software products often requires significant capital investment, our customers may defer or decide not to make their purchases. This means sales can involve sales cycles of six months or more. We derive a significant portion of our revenues from sales to agencies of the U.S. Government, and, therefore, the budget cycle of the U.S. Government impacts our total revenues. In certain financial quarters, we may derive a significant portion of our revenues from a single customer. For example, revenues derived from one customer accounted for approximately 14% of our total revenues in fiscal year 2006. We have historically recorded a significant portion of our total quarterly license revenues in the third month of a quarter, with a concentration of these revenues occurring in the last half of that third month. We expect these revenue patterns to continue. Despite these uncertainties in our revenue patterns, we base our operating expenses upon anticipated revenue levels, and we incur these expenses on an approximately ratable basis throughout a quarter. As a result, if expected revenues are deferred or otherwise not realized in a quarter for any reason, our business, operating results and financial condition would be materially adversely affected.

In addition, steps which we have taken or may take in the future to control operating expenses may hamper our development, sales and marketing efforts and, ultimately, our operating results. For instance, we aligned our resources through a number of reorganizations during fiscal years 2002 through 2005 to attempt to focus on markets that have been consistently successful for us. These reorganizations were intended to streamline our professional services, customer support and sales organizations by reducing the number of our employees, improve the productivity of each of those organizations and reduce management personnel and other overhead costs in our marketing, development and administrative organizations. However, the loss of key personnel in such restructurings and any severance and other costs incurred in such restructurings could negatively affect our quarterly operating results and adversely affect our stock price.

     WE ARE IN AN EXTREMELY COMPETITIVE MARKET, AND IF WE FAIL TO COMPETE EFFECTIVELY OR RESPOND TO RAPID TECHNOLOGICAL CHANGE, OUR REVENUES AND MARKET SHARE WILL BE ADVERSELY AFFECTED

Our business environment and the search and software industries in general are characterized by intense competition, rapid technological changes, changes in customer requirements and emerging new market segments. Our competitors include many companies that are larger and more established and have substantially more resources than us. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the markets which we serve. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

In order for our strategy to succeed and to remain competitive, we must leverage our core technology to develop new product offerings, update existing features and add new components to our current products such as support for new datatypes and taxonomies for specific vertical markets. These development efforts are expensive, and we plan to fund these developments with our existing capital resources, and other sources, such as equity issuances and borrowings, which may be available to us. If these developments do not generate substantial revenues, our business and results of operations will be adversely affected. We cannot assure you that we will successfully develop any new products, complete them on a timely basis or at all, achieve market acceptance or generate significant revenues with them.

     WE DESIGN OUR PRODUCTS TO WORK WITH CERTAIN SYSTEMS AND CHANGES TO THESE SYSTEMS MAY RENDER OUR PRODUCTS INCOMPATIBLE WITH THESE SYSTEMS, AND WE MAY BE UNABLE TO SELL OUR PRODUCTS

Our ability to sell our products depends on the compatibility of our products with other software and hardware products. These products may change or new products may appear that are incompatible with our products. If we fail to adapt our products to remain compatible with other vendors' software and hardware products or fail to adapt our products as quickly as our competitors, we may be unable to sell our products.

     OUR SOFTWARE PRODUCTS ARE COMPLEX AND MAY CONTAIN ERRORS THAT COULD DAMAGE OUR REPUTATION AND DECREASE SALES

Our complex software products may contain errors that people may detect at any point in the products' life cycles. We cannot assure you that, despite our testing and quality assurance efforts and similar efforts by current and potential customers, errors will not be found. The discovery of an error may result in loss of or delay in market acceptance and sales.

     WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM SALES TO U.S. GOVERNMENT AGENCIES, WHICH ARE SUBJECT TO BUDGET CUTS AND, CONSEQUENTLY, A CHANGE IN THE SIZE AND TIMING OF OUR U.S. GOVERNMENT CONTRACTS MAY MATERIALLY AFFECT OUR OPERATING RESULTS

For the year ended January 31, 2006, total revenues derived from sales to agencies of the U.S. Government were approximately $11.3 million, representing 54% of total revenues. For the year ended January 31, 2005, revenues derived from sales to agencies of the U.S. Government were approximately $11.6 million, or 45% of total revenues. While the U.S. Government has recently increased spending on defense, information systems and homeland security initiatives, some government agencies have realized budget reductions which may adversely impact their purchasing decisions and timing. We are actively pursuing several opportunities for business with certain U.S. Government agencies. While the nature and timing of these opportunities, as well as the ability to complete business transactions related to these opportunities, is subject to certain risks and uncertainties, successful completion of any of these transactions could have a material impact on our future operating results and financial position. There can be no assurance that we will complete any of these potential transactions.

     AS A U.S. GOVERNMENT CONTRACTOR, WE ARE SUBJECT TO A NUMBER OF PROCUREMENT RULES AND REGULATIONS.

We must comply with and are affected by laws and regulations relating to the award, administration and performance of U.S. Government contracts. Government contract laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business. In some instances, these laws and regulations impose terms or rights that are more favorable to the government than those typically available to commercial parties in negotiated transactions. A violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on contracts.

     WE DEPEND ON INTERNATIONAL SALES, PARTICULARLY IN THE UNITED KINGDOM, AND ANY ECONOMIC DOWNTURN, CHANGES IN LAWS, CHANGES IN CURRENCY EXCHANGE RATES OR POLITICAL UNREST IN THE UNITED KINGDOM OR IN OTHER COUNTRIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

For the year ended January 31, 2006, total revenues derived from international sales were approximately $5.2 million, representing approximately 25% of total revenues. For the year ended January 31, 2005, revenues derived from international sales were approximately $7.5 million, representing approximately 29% of total revenues. Most of our international sales are in the United Kingdom. Our international operations have historically exposed us to longer accounts receivable and payment cycles and fluctuations in currency exchange rates. International sales are made mostly from our U.K. subsidiary and are denominated in British pounds or Euros. As of January 31, 2006, approximately 6% and 11% of our total consolidated accounts receivable were denominated in British pounds and Euros, respectively. Additionally, our exposure to foreign exchange rate fluctuations arises in part from intercompany accounts in which royalties on our foreign subsidiary's sales are charged to our foreign subsidiary and recorded as intercompany receivables on our books. We are also exposed to foreign exchange rate fluctuations as the financial results of our foreign subsidiary are translated into U.S. dollars in consolidation. Since exchange rates vary, those results when translated may vary from expectations and adversely impact overall expected profitability.

Our international operations expose us to a variety of other risks that could seriously impede our financial condition and growth. These risks include the following:

          o    potentially adverse tax consequences;

          o    difficulties  in  complying  with  regulatory   requirements  and
               standards;

          o    trade restrictions and changes in tariffs;

          o    import and export license requirements and restrictions; and

          o uncertainty of the effective protection of our intellectual property rights in certain foreign countries.

If any of these risks described above materialize, our international sales could decrease and our foreign operations could suffer.

     OUR EXCALIBUR WEB OFFERING RELIES ON A THIRD PARTY HOSTING FACILITY, AND ANY FAILURE OR INTERRUPTION IN THE SERVICES PROVIDED BY THIS THIRD PARTY COULD HARM OUR ABILITY TO OPERATE OUR BUSINESS AND DAMAGE OUR REPUTATION.

We rely on AT&T for both our primary and back-up hosting facilities to support our Excalibur Web offering. We do not control the operation of these AT&T facilities and each may be subject to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures or similar events. These facilities may also be subject to break-ins, sabotage, intentional acts of vandalism or similar misconduct. Despite precautions taken at these facilities, the occurrence of a natural disaster, cessation of operations by our third-party web hosting provider or its decision to close a facility without adequate notice or other unanticipated problems at either facility could result in lengthy interruptions in our service. In addition, the failure by these facilities to provide our required data communications capacity could result in interruptions in our service. Interruptions in our service may cause us to lose revenue, cause us to issue credits or refunds and cause customers to terminate their contracts with us. Our business and reputation will be adversely affected if our customers and potential customers believe our Excalibur service is unreliable.

     WE DEPEND ON PROPRIETARY TECHNOLOGY LICENSED FROM THIRD PARTIES; IF WE LOSE THESE LICENSES, IT COULD DELAY SHIPMENTS OF PRODUCTS INCORPORATING THIS TECHNOLOGY AND COULD BE COSTLY

Our products use certain technology that we license from third parties, generally on a nonexclusive basis. We believe that there are alternative sources for each of the material components of technology we license from third parties. However, the termination of any of these licenses, or the failure of the third-party licensors to adequately maintain or update their products, could delay our ability to ship these products while we seek to implement technology offered by alternative sources. Any required replacement licenses could prove costly. Also, any delay, to the extent it becomes extended or occurs at or near the end of a fiscal quarter, could harm our quarterly results of operations. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of our products or relating to current or future technologies, we cannot assure that we will be able to do so on commercially reasonable terms or at all.

     BECAUSE OF THE TECHNICAL NATURE OF OUR BUSINESS, OUR INTELLECTUAL PROPERTY IS EXTREMELY IMPORTANT TO OUR BUSINESS, AND ADVERSE CHANGES TO OUR INTELLECTUAL PROPERTY COULD HARM OUR COMPETITIVE POSITION

We believe that our success depends, in part, on our ability to protect our proprietary rights and technology. Historically, we have relied on a combination of copyright, patents, trademark and trade secret laws, employee confidentiality and invention assignment agreements, distribution and OEM software protection agreements and other methods to safeguard our technology and software products. Risks associated with our intellectual property, include the following:

          o    pending patent applications may not be issued;

          o intellectual property laws may not protect our intellectual property rights;

          o third parties may challenge, invalidate, or circumvent any patent issued to us;

          o rights granted under patents issued to us may not provide competitive advantages to us;

          o unauthorized parties may attempt to obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

          o others may independently develop similar technology or design around any patents issued to us; and

          o effective protection of intellectual property rights may be limited or unavailable in some foreign countries in which we operate.

     WE MAY IN THE FUTURE BE SUBJECT TO INTELLECTUAL PROPERTY RIGHTS CLAIMS, WHICH ARE COSTLY TO DEFEND, COULD REQUIRE US TO PAY DAMAGES AND COULD LIMIT OUR ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE.

Companies in the software and technology industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. We face the possibility of intellectual property rights claims against us. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. With respect to any intellectual property rights claim, we may have to pay damages or stop using technology if it is ultimately found by a court to be in violation of a third party's rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively. Any of these results could harm our operating results.

     WE DEPEND ON OUR KEY PERSONNEL, THE LOSS OF WHOM WOULD ADVERSELY AFFECT OUR BUSINESS, AND WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING SKILLED EMPLOYEES

Our success depends to a significant degree upon the continued contributions of our key management, marketing, technical and operational personnel. We generally do not utilize employment agreements for our key employees. The loss of the services of one or more key employees could have a material adverse effect on our operating results. We also believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled management, technical, marketing, product development, operational personnel and consultants. Competition for such personnel, particularly software developers, professional service consultants and other technical personnel, is intense, and pay scales in the software industry have significantly increased. There can be no assurance that we will be successful in attracting and retaining such personnel.

     OUR STOCK PRICE MAY FLUCTUATE WHICH MAY MAKE IT DIFFICULT TO RESELL SHARES OF OUR STOCK

The market price of our common stock has been highly volatile. For example, in the fourth quarter of fiscal year 2006, the market price per share of our common stock ranged from $7.85 to $20.20. This volatility may adversely affect the price of our common stock, and our stockholders may not be able to resell their shares of common stock following periods of volatility because of the market's adverse reaction to this volatility. We anticipate that this volatility, which frequently affects the stock of software companies, will continue. Factors that could cause such volatility include:

          o    future announcements concerning us or our competitors;

          o    quarterly variations in our operating results;

          o actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

          o    general conditions in our industry;

          o    developments concerning litigation; and

          o    worldwide economic and financial conditions.

On occasion, the equity markets, and in particular the markets for software companies have experienced significant price and volume fluctuations. These fluctuations have affected the market price for many companies' securities and may be unrelated to the companies' operating performance.

     WE MAY NOT BE ABLE TO USE NET OPERATING LOSS CARRYFORWARDS

As of January 31, 2006, we had net operating loss carryforwards of approximately $185 million. The deferred tax assets representing the benefits of these carryforwards have been offset completely by a valuation allowance due to our lack of an earnings history. The realization of the benefits of these carryforwards depends on sufficient taxable income in future years. Lack of future earnings could adversely affect our ability to utilize these carryforwards. Additionally, past or future changes in our ownership and control could limit the ability to utilize these carryforwards. Despite the carryforwards, we may have income tax liability in future years due to the application of the alternative minimum tax rules of the United States Internal Revenue Code.

     OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A THIRD PARTY FROM ACQUIRING US AND CONSEQUENTLY DECREASE THE MARKET VALUE OF AN INVESTMENT IN OUR STOCK

Some provisions of our amended and restated certificate of incorporation and bylaws and of Delaware law could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. Any delay or prevention of a change of control or change in management could cause the market price of our common stock to decline.

     ALLEN HOLDING INC. AND RELATED PARTIES EXERCISE VOTING CONTROL OVER A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING SHARES, AND OUR OTHER SHAREHOLDERS MAY NOT HAVE AN EFFECTIVE SAY IN ANY MATTERS UPON WHICH OUR SHAREHOLDERS VOTE

As of March 1, 2006, Allen Holding Inc., together with Allen & Company Incorporated, Herbert A. Allen and certain related parties beneficially owned approximately 43% of our voting power, and would therefore be able to effectively control the outcome of matters requiring a stockholder vote. These matters could include offers to acquire us and elections of directors. Allen Holding and its related parties may have interests which are different than the interests of our other stockholders.



                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered and sold pursuant to this prospectus.

The selling stockholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but it will pay all commissions, discounts and any other compensation to any securities broker or dealers through whom they sell any of the shares.


                              SELLING STOCKHOLDERS

The following table sets forth the name of the selling stockholders, the aggregate number of shares of common stock beneficially owned by the selling stockholders as of February 22, 2006, and the aggregate number of shares of common stock that the selling stockholders may offer and sell pursuant to this prospectus. Because the selling stockholders may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares that the selling stockholders may retain upon completion of this offering. However, assuming all of the shares offered by this prospectus are sold by the selling stockholders then, after completion of this offering, no selling stockholder will not own more than one percent of the shares of common stock outstanding.

The selling stockholders identified below purchased the shares of common stock included in the table at a price of $7.50 per share in a private placement which closed on February 28, 2006. All of these shares of common stock were issued and sold pursuant to an exemption from the registration requirements of the Securities Act as provided by Rule 506 of Regulation D promulgated under the Securities Act. We also paid Allen & Company LLC a fee as compensation for services as a financial advisor to us in connection with the private placement. We are registering all of the shares of common stock offered for sale pursuant to this prospectus as required by certain registration rights obligations included in the subscription agreement executed by each selling stockholder as part of the private placement.

In the following table, we have calculated shares of common stock beneficially owned based upon the number of shares of common stock outstanding on February 22, 2006. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the named stockholders exercise voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of common stock held by each person is based upon information as supplied or confirmed by the selling stockholders or based upon our actual knowledge.

Within the past three years, no selling stockholder has held any position or office with us or any of our affiliates or entered into a material relationship with us or any of our affiliates.

                                                           Number of Shares
                                                          Beneficially Owned
                                                           (Excluding Shares      Number of Shares Offered
Name                                                        Offered Hereby)                Hereby
Anvil Investment Associates, L.P. (1)                           149,900                    50,000
Ashford Capital Partners, L.P. (1)                              522,100                    150,000
Carroll M. Carpenter (2)                                           0                        7,900
Citigroup Alternative Investments Archer Investors              24,971                     121,773
Ltd (3)
Citigroup Alternative Investments Archer Investors              12,436                     62,723
LP (3)
Citigroup Alternative Investments Diversified                      0                       25,610
Arbitrage Strategies Fund Ltd (3)
Citigroup Alternative Investments Qualified Investor               0                       48,200
Portfolio - Multi-Strategy Arbitrage Portfolio (3)
Hank & Co. (1)                                                  200,000                   100,000
Davis Opportunity Fund (4)                                         0                    1,125,747
Elan Polo, Inc. Profit Sharing Plan (5)                            0                       16,600
Elliot Horowitz Trust 11/01/89 (6)                               5,700                     17,200
Fidelity Union Street Trust: Fidelity Export and                   0                    2,000,000
Multinational Fund (7)
Gardner Lewis Fund, L.P. (2)                                    100,600                   228,800
Goldsmith Family Foundation (2)                                  5,600                     12,800
Goldsmith Family Investments, LLC (2)                            4,700                     11,600
Jan Bernstein Riven (2)                                            0                        1,955
Leonard Weinglass (2)                                            3,800                      9,300
M. J. Murdock Charitable Trust (8)                              44,700                     70,000
Randalea LLC (2)                                                   0                       21,600
Saranac Arbitrage (ERISA) Ltd (3)                                  0                       16,370
Saranac Arbitrage Ltd (3)                                          0                        9,820
Saranac Total Return (ERISA) Ltd (3)                            21,050                     97,307
Saranac Total Return Ltd (3)                                     2,577                     13,249
Saranac Total Return LP (3)                                       966                       4,948
Selected Special Shares, Inc. (4)                                  0                      174,773
SICAV Davis Opportunities Fund (4)                                 0                       32,813
Stephen S. Riven (2)                                               0                          720
TUA Stephen S. Riven IRA (2)                                       0                        1,525
The Weitz Funds  - Hickory Fund                                    0                      370,000
The Weitz Funds  - Partners Opportunity Fund                       0                      300,000
-------------------------

                                       11

(1) Ashford Capital Management Inc. exercises voting and dispositive power with respect to the shares offered for resale by these selling stockholders. Theodore H. Ashford, Chairman and Chief Executive Officer of Ashford Capital Management Inc., may be deemed to share voting and dispositive power with respect to such shares.

(2) Gardner Lewis Asset Management and William W. Gardner, Managing Member of Gardner Lewis Asset Management, may be deemed to share voting and dispositive power with respect to the shares offered for resale by these selling stockholders.


(3) Saranac Capital Management L.P. exercises voting and dispositive power with respect to the shares offered for resale by these selling stockholders. Ross S. Margolies, Chief Investment Officer of Saranac
         Capital Management L.P., may be deemed to share voting and dispositive power with respect to such shares.

(4) Davis Selected Advisors, L.P. exercises voting and dispositive power with respect to the shares offered for resale by these selling stockholders. Kenneth Eich, Vice President, Doug Haines, Treasurer, and
         Thomas Tays, Secretary, of Davis Selected Advisors, L.P., may be deemed to share voting and dispositive power with respect to such shares.

(5) Paul R. Cohn, Administrator of the selling stockholder, may be deemed to share voting and dispositive power with respect to such shares.
         Gardner Lewis Asset Management and William W. Gardner, Managing Member of Gardner Lewis Asset Management, also may be deemed to share voting and dispositive power with respect to the shares offered for resale by this selling stockholder.

(6) Elliot Horowitz, as trustee of this selling stockholder, exercises voting and dispositive power with respect to the shares offered for resale by this selling stockholder. Gardner Lewis Asset Management and William W. Gardner, Managing Member of Gardner Lewis Asset Management, also may be deemed to share voting and dispositive power with respect to the shares offered for resale by this selling stockholder.

(7) The entity is a registered investment fund (the "Fund") advised by Fidelity Management & Research Company ("FMR Co."), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,000,000 shares of the Common Stock outstanding of the Company as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the Securities owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund's Board of Trustees. The Fund is an affiliate of a broker-dealer. The Fund purchased the Securities in the ordinary course of business and, at the time of the purchase of the Securities to be resold, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or conversion shares.

                                       12

(8)      John Castles, Lynwood Swanson and Neal Thorpe, as trustees, and James
         R. Martin, as Chief Investment Officer, of this selling stockholder, exercises voting and dispositive power with respect to the shares offered for resale by this selling stockholder. Gardner Lewis Asset
         Management and William W. Gardner, Managing Member of Gardner Lewis
         Asset Management, also may be deemed to share voting and dispositive power with respect to the shares offered for resale by this selling stockholder.


                              PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

          (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

          (c) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

          (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

          (e)  privately negotiated transactions;

          (f)  short sales;

          (g) through the writing of options on the securities, whether or not the options are listed on an options exchange;

          (h) through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

          (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

          (j)  any combination of any of these methods of sale.

The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The securities of securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We agreed to register the securities under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part effective until the earlier of February 28, 2008 or the date on which the selling stockholders are eligible to sell all of the securities under Rule 144 of the Securities Act of 1933 in the following three month period. We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.


                                  LEGAL MATTERS

For the purpose of this offering, Heller Ehrman LLP, New York, New York is giving an opinion of the validity of the issuance of the securities offered in this prospectus.


                                     EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2006 and management's assessment of the effectiveness of our internal control over financial reporting as of January 31, 2006 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports given on their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the common stock being registered:

           Securities and Exchange Commission registration fee...    $ 4,893
           Legal fees and expenses...............................   $ 20,000
           Accountants' fees and expenses........................   $ 25,000
           Miscellaneous                                             $ 1,000
                                                                ------------
           Total.................................................    $50,893

The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.


Certificate of Incorporation and Bylaws. The Registrant's Bylaws provide, pursuant to Section 145 of the GCL, for indemnification of officers, directors, employees and agents of the Registrant and persons serving at the request of the Registrant in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Registrant or such other business organizations. Additionally, the Bylaws provide for such indemnification to continue as to such persons even after they have ceased holding their position with the Registrant.

ITEM 16.  EXHIBITS


      Exhibit
      Number         Description of Document
      ---------- --------------------------------------------------------------
      5.1        Opinion of Heller Ehrman LLP
      10.1       Form of Subscription Agreement dated February 22, 2006
      23.1       Consent of Heller Ehrman LLP  (Included with 5.1)
      23.2       Consent of Ernst & Young LLP
      24.1       Power of Attorney (Included with signature page)



ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made pursuant to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes that: (1) for purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Vienna, Commonwealth of Virginia, this 14th day of April, 2006.

                         CONVERA CORPORATION


                         By: /s/ Patrick C. Condo
                                Patrick C. Condo
                              President and Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of Convera Corporation, a Delaware corporation, and the undersigned Directors and Officers of Convera Corporation hereby constitute and appoint Patrick C. Condo and John R. Polchin, and each of them individually, as its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in connection therewith, as fully to all intents and purposes as it, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

     Signature                                     Title                                     Date
/s/ Patrick C. Condo                     President, Chief Executive Officer,                 April 14, 2006
   Patrick C. Condo                      and Director
                                         (Principal Executive Officer)

/s/ John R. Polchin                      Chief Financial Officer and Secretary               April 14, 2006
   John R. Polchin                       (Principal Financial Officer and
                                         Principal Accounting Officer)

/s/ Ronald J. Whittier                   Chairman of the Board                               April 14, 2006
   Ronald J. Whittier

/s/ Herbert A. Allen                     Director                                            April 14, 2006
   Herbert A. Allen

/s/ Herbert A. Allen, III                Director                                            April 14, 2006
   Herbert A. Allen, III

/s/ Stephen D. Greenberg                 Director                                            April 14, 2006
   Stephen D. Greenberg

/s/ Eli S. Jacobs                        Director                                            April 14, 2006
   Eli S. Jacobs

/s/ Donald R. Keough                     Director                                            April 14, 2006
   Donald R. Keough

                                       II-4

/s/ Ajay Menon                           Director                                            April 14, 2006
   Ajay Menon

/s/ Sydney Pollack                       Director                                            April 14, 2006
   Sydney Pollack

/s/ Carl J. Rickertsen                   Director                                            April 14, 2006
   Carl J. Rickertsen

/s/Jeffrey White                         Director                                            April 14, 2006
   Jeffrey White

                                  Exhibit Index


        Exhibit
        Number               Description of Document
        ----------- ----------------------------------------------------------
        5.1         Opinion of Heller Ehrman LLP
        10.1        Form of Subscription Agreement dated February 22, 2006
        23.1        Consent of Heller Ehrman LLP (Included with 5.1)
        23.2        Consent of Ernst & Young LLP
        24.1        Power of Attorney (Included with signature page)